NEWS
Keith Siegner
Vice President, Investor Relations, Corporate Strategy and Treasurer

Yum! Brands, Inc. Announces Upsizing and Pricing of Notes Offering

September 4, 2019

LOUISVILLE, KY --(BUSINESS WIRE)--Yum! Brands, Inc. (NYSE: YUM) (the “Company”) today announced that it has priced its previously announced notes offering and has agreed to issue and sell $800 million aggregate principal amount of its 4.750% Senior Notes due 2030 (the “Notes”). The aggregate principal amount of Notes to be issued in the offering was increased to $800 million from the previously announced $600 million. The Notes will be sold to investors at par.
The Notes will be the Company’s general unsecured senior obligations and will not be guaranteed by any of the Company’s subsidiaries. Net proceeds from the Notes offering will be used to pay the fees and expenses of the offering and for the repayment of $250.0 million aggregate principal amount of the Company’s 5.30% Senior Notes due 2019 and the outstanding borrowings under our revolving credit facility. The remainder of the net proceeds will be used for general corporate purposes. The closing of the Notes offering is scheduled to occur on September 11, 2019, subject to customary closing conditions.
The Notes have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from such registration requirements. Accordingly, the Notes will be offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Analysts are invited to contact:
Keith Siegner, Vice President, Investor Relations, Corporate Strategy and Treasurer at 888/298-6986

Members of the media are invited to contact:
Virginia Ferguson, Senior Director, Public Relations, at 502/874-8200

Yum! Brands, Inc. 1900 Colonel Sanders Lane Louisville, KY 40213
P: 502.874.8300 investors.yum.com

RELEASE NOTICE
The releases contained on this page may contain dated information. Readers are cautioned that the releases on this page are maintained here solely for the purposes of providing historical background about Yum! Brands, its business and product offerings. As the releases may contain dated information, they should not be relied upon as providing accurate or current information. Yum! Brands disclaims any intention or obligation to update or revise any of the information contained in any of the releases on this page, whether as a result of new information, future events or otherwise.

Yum! Brands, Inc. 1900 Colonel Sanders Lane Louisville, KY 40213
P: 502.874.8300 investors.yum.com